Exhibit 99.1

LAUREATE EDUCATION REPORTS FOURTH QUARTER & FULL-YEAR 2019 FINANCIAL RESULTS

BALTIMORE, MARYLAND - February 27, 2020 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the fourth quarter and the year ended December 31, 2019.

Fourth Quarter 2019 Highlights (compared to fourth quarter 2018):

•	On a reported basis, revenue decreased 1% to $883.2 million from the prior-year period, affected by the weakening of foreign currencies against the U.S. Dollar and the sale of UniNorte Brazil on November 1, 2019. On an organic constant currency basis[1], revenue increased by 3%.
•	Operating income increased by $20.8 million, or 15%, to $155.3 million.
•	Net income (including discontinued operations) for the quarter was $60.6 million, as compared to $72.1 million in the fourth quarter of 2018, a decrease of 16%, primarily attributable to a reduction in income from discontinued operations as a result of divestitures in 2019.
•	Adjusted EBITDA was $243.6 million, up 11% from the prior-year period. On an organic constant currency basis, Adjusted EBITDA increased 14%.

Year Ended December 31, 2019 Highlights (compared to year ended December 31, 2018):

•	New enrollments increased 10%.
•	Total enrollments increased 1%, up 4% excluding the divestiture of UniNorte in Brazil.
•	On a reported basis, revenue decreased 1% to $3,250.3 million, due primarily to the weakening of foreign currencies against the U.S. Dollar. On an organic constant currency basis, revenue was up 3%.
•	Operating income increased by $42.2 million, or 15%, to $326.1 million.
•	Net income (including discontinued operations) for the year was $937.7 million, as compared to $370.9 million for 2018, an increase of 153% that is primarily attributable to gains from divestitures.
•	Adjusted EBITDA was $646.6 million, up 6% from the prior-year period. On an organic constant currency basis, Adjusted EBITDA increased 10%.

“We are pleased to report strong performance for the fourth quarter and fiscal year 2019,” said Eilif Serck-Hanssen, President and Chief Executive Officer. “We made significant progress on our strategic priorities, including our margin expansion initiatives. We also completed asset divestitures that generated over $1 billion in net proceeds and returned meaningful capital to stockholders through our share repurchase program. In 2020 we will continue to focus on productivity improvements and capitalize on positive business trends as we explore strategic alternatives for each of our businesses, which we are pleased to be able to do from a position of strength.”

Basis of Presentation

Unless indicated otherwise, the results presented below relate to continuing operations.

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Fourth Quarter 2019 Results

On a reported basis, revenue in the fourth quarter of 2019 was $883.2 million, a decrease of $9.3 million, or 1%, when compared to the fourth quarter of 2018, due primarily to the weakening of foreign currencies against the U.S. Dollar and the sale of UniNorte Brazil on November 1, 2019. On an organic constant currency basis, revenue was up 3%. Operating income increased by $20.8 million, or 15%, to $155.3 million, from $134.5 million in the fourth quarter of 2018, due primarily to cost reduction efforts. Net income (including discontinued operations) was $60.6 million for the fourth quarter, compared to $72.1 million in the fourth quarter of 2018, a decrease of 16%. Basic and diluted earnings per share were $0.28 for the fourth quarter of 2019.

Adjusted EBITDA was $243.6 million in the fourth quarter of 2019, up 11% when compared to the fourth quarter of 2018. On an organic constant currency basis, Adjusted EBITDA increased 14%.

Year Ended December 31, 2019 Results

New enrollments for full year 2019 increased 10% compared to our new enrollment activity for full year 2018. New enrollment growth reflects strong growth in Brazil, where enrollments increased by 16%, led by 69% growth in new enrollments in Distance Learning in that segment. New enrollment growth in other segments was as follows: 12% in Andean, 3% in Mexico and 20% in Rest of World. Online & Partnerships new enrollments decreased by 9% but remains stable in our core domestic market, which was essentially flat, offset by our planned transition away from lower revenue and margin producing international students in that segment. Total enrollments at December 31, 2019 grew 1% compared to December 31, 2018, up 4% excluding the divestiture of UniNorte in Brazil.

For the year ended December 31, 2019, revenue on a reported basis was $3,250.3 million, a decrease of $39.9 million, or 1%, when compared to 2018, due primarily to the weakening of foreign currencies against the U.S. Dollar. On an organic constant currency basis, revenue increased 3%. Operating income increased $42.2 million, or 15%, compared to 2018, due primarily to cost reduction efforts. Net income (including discontinued operations) for 2019 was $937.7 million, an increase of 153%, which included $869.8 million of net gains from the sale of discontinued operations, including our St. Augustine, Thailand, South Africa, India, Spain, Portugal, Turkey and Panama operations, compared to net income of $370.9 million for 2018 that included $296.6 million of net gains from the sale of discontinued operations. In 2018, we completed the sales of Kendall and our institutions in Cyprus, Italy, China, Germany, and Morocco. Basic and diluted earnings per share for 2019 were $4.23 and $4.22, respectively.

Adjusted EBITDA was $646.6 million in 2019, up 6% when compared to 2018. On an organic constant currency basis, Adjusted EBITDA increased 10%.

Balance Sheet, Cash Flow and Capital Structure

We ended 2019 with $339.6 million of cash on hand and $547.3 million in total liquidity, including our undrawn revolver capacity. These amounts do not include $55.4 million of cash recorded at subsidiaries that are classified as held for sale at December 31, 2019.

Free Cash Flow (or FCF), defined as operating cash flow less capital expenditures for continuing and discontinued operations, was $166.5 million for 2019, which represents an increase of $27.5 million versus the prior year, driven by reduced interest expense, improved capital efficiency and higher operating margins.

In January 2020, share repurchases under our previously announced share repurchase program reached the total authorized limit of $300.0 million, of which $271.1 million was repurchased in 2019.

Outlook for Fiscal 2020

Based on the current foreign exchange spot rates2, we currently expect our pro-forma performance for full-year 2020 to be as follows:

Continuing Operations

•	Total enrollments expected to be approximately 910,000, reflecting growth of roughly 4%;
•	Revenues expected to be in the range of $3,130 to $3,170 million, reflecting growth of approximately 2%-3% on an organic constant currency basis; and
•	Adjusted EBITDA expected to be in the range of $670 to $685 million, reflecting growth of 8%-11% on an organic constant currency basis.

Consolidated Operations

•	Free Cash Flow, defined as operating cash flow less capital expenditures, expected to be approximately $230 million.

The guidance provided assumes all entities currently included within continuing operations remain there for the entirety of 2020; if and when additional entities are required to be moved to discontinued operations during 2020, guidance will be revised. As previously announced, our Board of Directors has authorized the Company to explore strategic alternatives for each of our business units, including sales, spin-offs or business combinations. Separate processes are underway to explore the sale of our businesses in Peru, Australia/New Zealand and Mexico. There can be no assurance as to how long our review process will take, that these processes will result in the completion of any transaction, or as to the values that may be realized from any potential transaction. We do not intend to provide interim updates on the progress of this review unless and until we believe disclosure is appropriate.

2 Based on actual FX rates for January-February 2020, and current spot FX rates (local currency per U.S. Dollar) of MXN 18.79, BRL 4.39, CLP 806.00, PEN 3.39, and AUD 1.51 for March - December 2020. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2020 net income and a reconciliation of the forward-looking 2020 Adjusted EBITDA outlook to net income and a reconciliation of the forward-looking 2020 Free Cash Flow to operating cash flow are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-800-708-4540 (for U.S.-based callers) or 1-847-619-6397 (for international callers), and requesting to join the Laureate conference call, conference ID 49321549. Replays of the entire call will be available through March 6, 2020 at 1-888-843-7419 (for U.S.-based callers) and at 1-630-652-3042 (for international callers), conference ID 49321549. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, costs, capital expenditures, and Free Cash Flow), (ii) our planned divestitures and (iii) our exploration of strategic alternatives and potential future plans, strategies or transactions that may be identified, explored or implemented as a result of such review process are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our exploration of strategic alternatives, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining businesses. Accordingly, in light of these uncertainties, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 27, 2020. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. has built the largest international portfolio of degree-granting higher education institutions, primarily focused in Latin America, with more than 850,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
			Change		As of	As of	Change
	FY 2019	FY 2018	Total	Organic	12/31/2019	12/31/2018	Total	Organic
Brazil (1)	198,300	170,800	16%	16%	271,900	280,000	(3)%	7%
Mexico	112,300	109,000	3%	3%	204,200	206,300	(1)%	(1)%
Andean	133,000	119,200	12%	12%	326,000	309,200	5%	5%
Rest of World	12,100	10,100	20%	20%	16,400	13,900	18%	18%
Online & Partnerships	30,400	33,500	(9)%	(9)%	56,600	60,600	(7)%	(7)%
Laureate	486,100	442,600	10%	10%	875,100	870,000	1%	4%

(1) Organic enrollments exclude the impact of the divestiture of UniNorte Brazil.

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2019	2018	Change	2019	2018	Change
Revenues	$883.2	$892.5	$(9.3)	$3,250.3	$3,290.2	$(39.9)
Costs and expenses:
Direct costs	669.4	652.9	16.5	2,671.6	2,697.0	(25.4)
General and administrative expenses	58.5	105.1	(46.6)	252.2	299.3	(47.1)
Loss on impairment of assets	—	—	—	0.5	10.0	(9.5)
Operating income	155.3	134.5	20.8	326.1	283.9	42.2
Interest income	2.7	2.5	0.2	12.2	11.9	0.3
Interest expense	(30.9)	(53.5)	22.6	(167.3)	(235.2)	67.9
Loss on debt extinguishment	(1.9)	—	(1.9)	(28.3)	(7.5)	(20.8)
(Loss) gain on derivatives	(0.8)	(3.8)	3.0	7.3	88.3	(81.0)
Other income, net	0.1	1.4	(1.3)	9.2	12.2	(3.0)
Foreign currency exchange (loss) gain, net	(16.4)	11.4	(27.8)	(27.1)	(32.6)	5.5
(Loss) gain on sales and disposals of subsidiaries, net	(36.3)	0.3	(36.6)	(37.8)	0.3	(38.1)
Income from continuing operations before income taxes and equity in net income of affiliates	71.7	92.8	(21.1)	94.4	121.2	(26.8)
Income tax expense	(20.0)	(66.6)	46.6	(80.7)	(131.8)	51.1
Equity in net income of affiliates, net of tax	—	—	—	0.2	—	0.2
Income (loss) from continuing operations	51.7	26.1	25.6	14.0	(10.5)	24.5
(Loss) income from discontinued operations, net of tax	(12.5)	61.3	(73.8)	53.9	84.9	(31.0)
Gain (loss) on sales of discontinued operations, net of tax	21.4	(15.3)	36.7	869.8	296.6	573.2
Net income	60.6	72.1	(11.5)	937.7	370.9	566.8
Net loss (income) attributable to noncontrolling interests	0.3	(0.5)	0.8	0.8	(0.9)	1.7
Net income attributable to Laureate Education, Inc.	$60.9	$71.6	$(10.7)	$938.5	$370.1	$568.4

Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	$(0.5)	$(1.4)	$0.9	$(0.2)	$(62.8)	$62.6
Gain upon conversion of Series A preferred stock	—	—	—	—	74.1	(74.1)
Net income available to common stockholders	$60.4	$70.1	$(9.7)	$938.3	$381.4	$556.9

Basic and diluted earnings per share:
Basic weighted average shares outstanding	214.3	224.0	(9.7)	221.9	212.8	9.1
Dilutive weighted average shares outstanding	214.9	224.7	(9.8)	222.5	212.8	9.7
Basic earnings per share	$0.28	$0.31	$(0.03)	$4.23	$1.79	$2.44
Diluted earnings per share	$0.28	$0.31	$(0.03)	$4.22	$1.73	$2.49

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the quarter ended December 31,	2019	2018	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$157.3	$184.8	(15)%	(4)%	$(27.5)	$(6.2)	$—	$(8.4)	$(12.9)
Mexico	188.1	182.3	3%	1%	5.8	2.7	—	—	3.1
Andean	320.5	311.5	3%	9%	9.0	26.6	—	—	(17.6)
Rest of World	52.9	46.6	14%	20%	6.3	9.1	—	—	(2.8)
Online & Partnerships	157.1	166.0	(5)%	(5)%	(8.9)	(8.9)	—	—	—
Corporate & Eliminations	7.1	1.3	nm	nm	5.8	5.8	—	—	—
Total Revenues	$883.2	$892.5	(1)%	3%	$(9.3)	$29.3	$—	$(8.4)	$(30.2)

Adjusted EBITDA
Brazil	$50.9	$51.4	(1)%	4%	$(0.5)	$1.8	$5.2	$(3.2)	$(4.3)
Mexico	67.3	61.2	10%	10%	6.1	6.4	(0.7)	—	0.4
Andean	97.2	81.8	19%	22%	15.4	18.2	—	—	(2.8)
Rest of World	11.8	16.4	(28)%	(24)%	(4.6)	(3.9)	—	—	(0.7)
Online & Partnerships	48.2	58.6	(18)%	(18)%	(10.4)	(10.4)	—	—	—
Corporate & Eliminations	(31.8)	(49.6)	36%	36%	17.8	17.8	—	—	—
Total Adjusted EBITDA	$243.6	$219.7	11%	14%	$23.9	$30.0	$4.5	$(3.2)	$(7.4)

nm - percentage changes not meaningful

(2) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2018 Revenues and Adjusted EBITDA amounts.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the year ended December 31,	2019	2018	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$578.4	$654.3	(12)%	(3)%	$(75.9)	$(16.5)	$—	$(8.4)	$(51.0)
Mexico	652.8	646.1	1%	2%	6.7	10.0	—	—	(3.3)
Andean	1,189.7	1,155.7	3%	9%	34.0	101.5	—	—	(67.5)
Rest of World	190.1	178.0	7%	14%	12.1	25.7	—	—	(13.6)
Online & Partnerships	634.1	664.2	(5)%	(5)%	(30.1)	(30.1)	—	—	—
Corporate & Eliminations	5.1	(8.1)	nm	nm	13.2	13.2	—	—	—
Total Revenues	$3,250.3	$3,290.2	(1)%	3%	$(39.9)	$103.9	$—	$(8.4)	$(135.4)

Adjusted EBITDA
Brazil	$82.3	$104.0	(21)%	(15)%	$(21.7)	$(15.1)	$3.1	$(3.2)	$(6.5)
Mexico	147.8	143.2	3%	6%	4.6	8.2	(2.2)	—	(1.4)
Andean	343.3	317.1	8%	13%	26.2	40.9	—	—	(14.7)
Rest of World	32.0	28.4	13%	19%	3.6	5.5	—	—	(1.9)
Online & Partnerships	190.9	194.7	(2)%	(2)%	(3.8)	(3.8)	—	—	—
Corporate & Eliminations	(149.7)	(177.3)	16%	16%	27.6	27.6	—	—	—
Total Adjusted EBITDA	$646.6	$610.2	6%	10%	$36.4	$63.2	$0.9	$(3.2)	$(24.5)

nm - percentage changes not meaningful

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2018 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2019	December 31, 2018	Change
Assets
Cash and cash equivalents	$339.6	$387.8	$(48.2)
Receivables (current), net	260.5	225.3	35.2
Other current assets	259.0	266.4	(7.4)
Current assets held for sale	83.8	337.7	(253.9)
Property and equipment, net	1,199.2	1,275.3	(76.1)
Operating lease right-of-use assets, net	861.9	—	861.9
Goodwill and other intangible assets	2,822.4	2,858.8	(36.4)
Other long-term assets	383.3	383.2	0.1
Long-term assets held for sale	306.0	1,035.2	(729.2)
Total assets	$6,515.6	$6,769.6	$(254.0)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$516.4	$482.3	$34.1
Deferred revenue and student deposits	216.8	193.2	23.6
Total operating leases, including current portion	883.9	—	883.9
Total long-term debt, including current portion	1,379.1	2,693.9	(1,314.8)
Total due to shareholders of acquired companies, including current portion	21.5	45.4	(23.9)
Other liabilities	492.3	609.1	(116.8)
Current and long-term liabilities held for sale	189.1	680.4	(491.3)
Total liabilities	3,699.2	4,704.3	(1,005.1)
Redeemable noncontrolling interests and equity	12.3	14.4	(2.1)
Total stockholders' equity	2,804.2	2,050.9	753.3
Total liabilities and stockholders' equity	$6,515.6	$6,769.6	$(254.0)

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2019	2018	Change
Cash flows from operating activities
Net income	$937.7	$370.9	$566.8
Depreciation and amortization	193.4	240.0	(46.6)
Amortization of operating lease right-of-use assets	122.7	—	122.7
Loss on impairment of assets	43.8	13.1	30.7
Gain on sales and disposal of subsidiaries and property and equipment, net	(796.3)	(292.1)	(504.2)
Gain on derivative instruments	(7.4)	(89.1)	81.7
(Payments for) proceeds from settlement of derivative contracts	(8.8)	14.1	(22.9)
Loss on debt extinguishment	28.8	7.5	21.3
Unrealized foreign currency exchange loss	29.2	37.8	(8.6)
Income tax receivable/payable, net	(36.2)	48.9	(85.1)
Working capital, excluding tax accounts	(252.8)	(77.4)	(175.4)
Other non-cash adjustments	86.0	123.2	(37.2)
Net cash provided by operating activities	339.8	396.9	(57.1)
Cash flows from investing activities
Purchase of property and equipment	(155.6)	(238.0)	82.4
Expenditures for deferred costs	(17.7)	(19.9)	2.2
Receipts from sales of discontinued operations, net of cash sold, property and equipment and other	1,266.0	375.8	890.2
Settlement of derivatives related to sale of discontinued operations and net investment hedge	12.9	(10.0)	22.9
Business acquisitions, net of cash acquired	(1.2)	(17.0)	15.8
Proceeds from sale of investment	11.5	—	11.5
Investing other, net	0.9	24.6	(23.7)
Net cash provided by investing activities	1,116.8	115.5	1,001.3
Cash flows from financing activities
Decrease in long-term debt, net	(1,384.6)	(382.4)	(1,002.2)
Payments of deferred purchase price for acquisitions	(20.2)	(13.7)	(6.5)
Payment of dividends on Series A Preferred Stock	—	(11.1)	11.1
Payments to repurchase common stock	(264.1)	—	(264.1)
Payments of debt issuance costs	(9.1)	(0.6)	(8.5)
Financing other, net	4.0	(2.3)	6.3
Net cash used in by financing activities	(1,674.0)	(410.1)	(1,263.9)
Effects of exchange rate changes on cash	(7.3)	(13.5)	6.2
Change in cash included in current assets held for sale	167.8	(30.9)	198.7
Net change in cash and cash equivalents	(57.0)	57.8	(114.8)
Cash and cash equivalents at beginning of period	583.6	525.7	57.9
Cash and cash equivalents at end of period	$526.6	$583.6	$(57.0)
Liquidity (including Undrawn Revolver)	$547.3	$679.3	$(132.0)

Non-GAAP Reconciliations

The following table reconciles income (loss) from continuing operations to Adjusted EBITDA for the three months and years ended December 31, 2019 and 2018:

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2019	2018	Change	2019	2018	Change
Income (loss) from continuing operations	$51.7	$26.1	$25.6	$14.0	$(10.5)	$24.5
Plus:
Equity in net income of affiliates, net of tax	—	—	—	(0.2)	—	(0.2)
Income tax expense	20.0	66.6	(46.6)	80.7	131.8	(51.1)
Income from continuing operations before income taxes and equity in net income of affiliates	71.7	92.8	(21.1)	94.4	121.2	(26.8)
Plus:
Loss (gain) on sale of subsidiaries, net	36.3	(0.3)	36.6	37.8	(0.3)	38.1
Foreign currency exchange loss (gain), net	16.4	(11.4)	27.8	27.1	32.6	(5.5)
Other income, net	(0.1)	(1.4)	1.3	(9.2)	(12.2)	3.0
Loss (gain) on derivatives	0.8	3.8	(3.0)	(7.3)	(88.3)	81.0
Loss on debt extinguishment	1.9	—	1.9	28.3	7.5	20.8
Interest expense	30.9	53.5	(22.6)	167.3	235.2	(67.9)
Interest income	(2.7)	(2.5)	(0.2)	(12.2)	(11.9)	(0.3)
Operating income	155.3	134.5	20.8	326.1	283.9	42.2
Plus:
Depreciation and amortization	47.1	49.6	(2.5)	192.2	210.8	(18.6)
EBITDA	202.4	184.1	18.3	518.3	494.7	23.6
Plus:
Share-based compensation expense (4)	3.5	0.2	3.3	12.7	9.7	3.0
Loss on impairment of assets (5)	—	—	—	0.5	10.0	(9.5)
EiP implementation expenses (6)	37.8	35.5	2.3	115.1	95.8	19.3
Adjusted EBITDA	$243.6	$219.7	$23.9	$646.6	$610.2	$36.4

(4) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(5) Represents non-cash charges related to impairments of long-lived assets.

(6) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure and certain non-recurring costs incurred in connection with the planned and completed dispositions. Beginning in 2019, EiP also includes expenses associated with an enterprise-wide program aimed at revenue growth.

The following table reconciles operating cash flow to Free Cash Flow for the years ended December 31, 2019 and 2018:

	For the year ended December 31,
IN MILLIONS	2019	2018	Change
Net cash provided by operating activities	$339.8	$396.9	$(57.1)

Capital expenditures:
Purchase of property and equipment	(155.6)	(238.0)	82.4
Expenditures for deferred costs	(17.7)	(19.9)	2.2
Free Cash Flow	$166.5	$139.0	$27.5

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.